PHILADELPHIA INVESTMENT PARTNERS NEW GENERATION FUND

(the “Trust”)

Code of Ethics for Principal Executive and

Principal Financial Officers

I.

Covered Officers/Purpose of the Code.

This code of ethics (the “Code”) applies to the Trust’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers,” each of whom are set forth in Exhibit A) for the purpose of promoting:

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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Trust;

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compliance with applicable laws and governmental rules and regulations;

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the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

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accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.

Covered Officers Should Handle Ethically any Actual and Apparent Conflicts of Interest.

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Trust.  For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Investment Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust.  The Trust and its investment adviser and principal underwriter have compliance programs and procedures that are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.1

The Covered Officers are also owners, officers and/or employees of the Trust’s investment adviser, Philadelphia Investment Partners, LLC.  Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and its investment adviser.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser and the Trust.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust.  Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the Board of Trustees of the Trust (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Investment Advisers Act.  The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

* * * *

Each Covered Officer must:

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not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

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not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust.

There are some conflict of interest situations that require approval by the compliance officer of the Trust2 or the Trust’ Board.  There are other such situations that warrant disclosure to the Trust’s Board, if material.  Examples of these include:3

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service as a director on the board of any public company must be approved in writing by the Board based upon a determination that such other board service would not be inconsistent with the interests of the Trust or its shareholders;

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the receipt of any gifts of more than a de minimus value;

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the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, administrator, or any affiliated person thereof;

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.

Disclosure and Compliance.

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Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

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each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s Board and auditors, and to governmental regulators and self-regulatory organizations;

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each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

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it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.

Reporting and Accountability.

Each Covered Officer must:

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upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code (a copy of the form of affirmation is attached hereto as Exhibit B);

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annually thereafter affirm to the Board that he or she has complied with the requirements of this Code (a copy of the form of affirmation is attached hereto as Exhibit B);

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not retaliate against any other Covered Officer or any employees of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

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notify the Board promptly if he or she knows of any violation of this Code.  Failure to do so is itself a violation of this Code.

The compliance officer of the Trust is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.4  However, any approvals or waivers5 sought by the Principal Executive Officer will be considered by the Audit Committee of the Trust.

The Trust will follow these procedures in investigating and enforcing this Code:

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the compliance officer will take all appropriate action to investigate any potential violations reported to him or her;

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if, after such investigation, the compliance officer believes that no violation has occurred, the compliance officer is not required to take any further action;

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any matter that the compliance officer believes is a violation will be reported to the Audit Committee;

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if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the entire Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

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the Audit Committee will be responsible for granting waivers, as appropriate; and

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any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.

Other Policies and Procedures.

This Code shall be the sole code of ethics adopted by the Trust for the purposes of Section 406 of the Sarbanes – Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Trust, the investment adviser, the principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Trust’s and its investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-l under the 1940 Act, and any investment adviser’s or principal underwriter’s more detailed policies and procedures set forth in compliance manuals or codes of procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.

Amendments.

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.

Confidentiality.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

VIII.

Internal Use.

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Approved: January 18, 2011

EXHIBIT A

Persons Covered by this Code of Ethics

Peter C. Zeuli – the President (i.e., Chief Executive Officer) and Treasurer (i.e., Chief Financial Officer) of the Trust.

EXHIBIT B

PHILADELPHIA INVESTMENT PARTNERS NEW GENERATION FUND

(the “Trust”)

Code of Ethics for Principal Executive and

Principal Financial Officers

Initial/Annual Certificate

Pursuant to the requirements of the Sarbanes – Oxley Code of Ethics of the Trust, the undersigned hereby certifies as follows:

1.

I have received a copy of the Trust’s Sarbanes – Oxley Code of Ethics;

2.

I have read the Trust’s Sarbanes – Oxley Code of Ethics;

3.

I understand the Trust’s Sarbanes – Oxley Code of Ethics and acknowledge that I am subject to it;

4.

Since the date of the last Annual Certificate (if any) given pursuant to the Trust’s Sarbanes – Oxley Code of Ethics, I have complied with all such matters required to be reported under the Code of Ethics.

Date:

Signature:

Print Name: